Exhibit 10.15

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into as of the 1st day of Jan. 2006 between Philip C. Foster (“the contractor”) and Tennessee Valley Agri-Energy, LLC (“the company”).

1.               Independent Contractor.  Subject to the terms and conditions of the Agreement, the Company hereby engages the Contractor as an independent contractor to perform the services set forth herein, and the Contractor hereby accepts such engagement.

2.               Duties, Term, and Fees.  The Contractor’s duties and fees and provisions for payment thereof shall be according to Attachment A, “Project Manager, Tennessee Valley Agri-Energy,” which may be amended in writing from time to time and agreed to by the Company, and which collectively are hereby incorporated by reference.  The term of engagement shall be for calendar year 2007, beginning January 1, 2007 and ending December 31, 2007. The term shall automatically extend another 12 months beginning January 1, 2008 and ending December 31, 2008 unless specific action is taken by the Company or by the Contractor in the manner specified in section 7.

3.               Expenses.  During the term of this Agreement, expenses (including, but not limited to local mileage, telephone, meals, etc.) are not reimbursable and allowances for expenses form a portion of the compensation as defined by Attachment A.  Significant expenses including, but not limited to conference registration, airline tickets, hotel, rental cars, etc. may be reimbursed or purchased by the Company when the Company deems it is advantageous to the Company to incur such expenses.  Other significant expenses may be considered for reimbursement when requested in writing, in advance of incurring expenses by the Contractor.

4.               Written Reports.  The Company may request that project plans, progress reports, and a final, annual report be provided by the Contractor on a periodic basis.  Specific, minimum content is defined in Attachment A, “Project Manager, Tennessee Valley Agri-Energy” and the reports will be used by the Company to verify provisions for payment as defined by Attachment A.

5.               Inventions.  Any and all inventions, discoveries, developments and innovations conceived, made, developed, reduced to practice, or worked on, in whole or in part, solely by Contractor or jointly with others prior to the date of this Agreement and during the Term, relating to the business of the Company is and shall be deemed to be “work for hire” and, at the election of the Company, shall be the exclusive property of the Company; and the Contractor hereby assigns all right, title, and interest in the same to the Company, without any further consideration paid to Contractor.  During the Term, Contractor promptly shall disclose to the Company any business idea or opportunity, which business idea or opportunity shall become the sole property of the Company if the Company elects to pursue such idea or opportunity as part of a business project.   Contractor shall disclose

promptly in writing to any duly appointed officer of the Company, any invention, whether or not patentable or copyrightable or entitled to legal protection as a trade secret or otherwise. Upon the request of the Company, Contractor agrees to disclaim promptly in writing all such rights and give all reasonable assistance and execute such documents to enable the Company to prepare and prosecute any application for patent or copyright registration. The Company shall have the sole right as it may deem appropriate to determine the treatment of information related to any inventions, including but not limited to the right to keep the same as a trade secret, to use, disclose, and publish same without prior patent application or copyright registration and to file the same in its own name or to follow any other procedure which the Company may deem appropriate. During the Term of this Agreement, Contractor understands that all rights in any project, program or venture that he is engaged in and associated with in the planning or implementing involving the Company and a third party or parties, belong to the Company. Except as formally approved in writing by the Company, Contractor shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the fee to be paid to Contractor as provided in this Agreement.

6.               Confidentiality.  The Contractor acknowledges that during the engagement, he will have access to and become acquainted with various trade secrets, inventions, processes, information, records and specifications and other confidential information owned or licensed by the Company and/or used by the Company in connection with the operation of the business including, without limitation, the Company’s business and product processes, methods, customer lists, investor lists, accounts and procedures.  “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Contractor acquires or becomes acquainted with during the period of engagement with the Company, whether developed by Contractor or by others, which Contractor has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.  The Contractor agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company.  All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items

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relating to the business of the Company, whether prepare by the Contractor or otherwise coming into his possession, shall remain the exclusive property of the Company.  Upon the expiration or earlier termination of the Agreement, or whenever requested by the Company the Contractor shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.

7.               Termination.  The Company may terminate this Agreement at any time by 20 working days’ written notice to the Contractor. In addition, if the Contractor is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder or materially breaches provisions of this Agreement, the Company at any time may terminate the engagement of the Contractor immediately and without prior written notice to the Contractor.  The Contractor may terminate this engagement at any time by 20 working days’ written notice to the Company.

8.               Independent Contractor.  This Agreement shall not render the Contractor an employee, board member, partner, agent of, or joint venture with the Company for any purpose. Contractor shall have no authority to bind or otherwise obligate Company in any manner nor shall Contractor represent to anyone that he has a right to do so.  The Contractor is and will remain an independent contractor in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect the Contractor’s compensation hereunder.  The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9.               Assignment.  The Contractor shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

10.         Modification or Amendment.  No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

11.         Entire Understanding.  This document and any attachment constitute the entire understandings and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

12.         State of Enforcement.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Alabama.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Tennessee Valley Agri-Energy, LLC		Philip Foster
Contractor
By:	/s/ Dennis Bragg
Signature

Its:	Vice President
Title

By:	/s/ Philip Foster
Signature

Its:	Proj. Mgr. – Independent Contractor
Title

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Project Manager, Tennessee Valley Agri-Energy

Independent Contractor Position Description

December 21, 2006

Position Number: IC0001

Introductory Statement: As Project Manager, Tennessee Valley Agri-Energy LLC (TVAE), serves as the primary point of contact for all matters related to the full operational development of an ethanol plant as delegated by the TVAE board of directors.  The incumbent will be responsible for planning, budgeting, scheduling, engineering oversight, design and development oversight, plant test and evaluation oversight, facilities and operations for the plant.  The work includes advising on, coordinating, monitoring, or performing work in several phases of technical, managerial, and resources planning. The work may include designing, implementing, and maintaining technical management functions typically involving two or more areas of management functions such as resources analysis, technical management, and technical engineering operations management and will include monitoring contractors engaged in this work.  The Project Manager shall provide a detailed report to the board upon request and prepare and deliver a full written and oral report periodically, but no less than on a quarterly basis.

The duties are more specifically described in four basic task areas below.

Construction Management 40%

Communicates to the TVAE board the project milestones, actionable events, and/or project issues under review, and deadlines and time frames for completion. Monitors and reports on the status and progress of work, checking on work in progress and reviewing completed work to see that the board’s instructions on work priorities, methods, deadlines, and quality have been met. Prepares and delivers reports (written and/or oral) no less than quarterly and maintains records of work accomplishments and administrative information. Estimates and reports to the board on progress in meeting established milestones and deadlines for completion of assignments, projects, and tasks. Ensures the board is aware of and participates in planning for achievement of TVAE goals and objectives.  Presents significant decisions to be made to the board in a timely manner.

This task is further subdivided into subtasks. Items marked with an asterisks and number are significant milestones or events and form the basis for remuneration.  The expected completion dates are designated in the last column as semi-annual (sa) periods 1sa-4sa over the term of engagement.

1. Pre-construction planning and management
a. Environmental Compliance
i.	Air Permit Filed	*1	1sa
ii.	Air Permit Received from State	*2	1sa
b. Schedule development and critical path analysis (initial)		*3
c. Construction Contracting
i.	Rail design accepted by Norfolk Southern	*4	1sa
ii.	Rail construction on contract	*5	2sa
iii.	Delta T design complete	*6	2sa
iv.	Builder on contract	*7	2sa

v.	Road entrance(s), utilities design	*8	2sa
vi.	Earthwork builder on contract	*9	2sa

2. Construction management
a. Plant groundbreaking		*10	2sa
b. Rail construction started/completed		*11a/b	2sa/3sa
c. Earthwork started/completed (for plant construction)		*12a/b	2sa/3sa
d. Plant at 50% completed state (per schedule)		*13	3sa
e. Plant at nameplate operation		*14	4sa

3. Long lead item procurement
a. Identification of long lead items
b. Contract for long lead items (from 3a above)		*15	2sa
c. Delivery of long lead items (from 3b above)		*16	4sa

Fundraising and Financial Management 20%

Plans, participates, and/or leads investor meetings for the primary equity drives and subsequent fundraising should it be required.  Advises the board on all aspects of securing equity.  Meets with prospective investors on behalf of the board.  Prepares strategy for attracting investment and for handling the invested funds

Actively pursues grants, incentives, other inducements available from local, state, federal, and agricultural and energy organizations and foundations.

Provides authoritative technical decisions, advice, and consultation on variables and unknowns affecting planning, integration, coordination, and critical management problems with respect to safety, costs, and economics.

Prepares annual budgets and manages the budget throughout its lifecycle including advisement to the board for budget reformulation.  Provides detailed explanations (written and oral) for budgeting underruns and overruns on a periodic basis but no less than quarterly.

Advises the board on debt structuring, terms, and conditions.  Represents the board upon request in meetings with financial institutions.

This task is further subdivided into subtasks. Items marked with an asterisks and number are significant milestones or events and form the basis for remuneration.  The expected completion dates are designated in the last column as semi-annual (sa) periods 1sa-4sa over the term of engagement.

1. Equity Drive
a. Equity strategy complete	*17	1sa
b. Primary funds raised	*18	1sa

2. Debt Management
a. Debt strategy complete	*19	1sa
b. Financial Close (Debt Agreements)	*20	2sa

3. Budget Management
a. Budget Preparation (annually)	(initial)*21	1sa
b. Budget reports (quarterly)	*22	1-4sa

Operations and Logistics Management 20%

Plans and manages operational and logistical processes leading to the safe and efficient development and operation of the plant.  Incumbent will advise the board on potential operational procurement contracts including consumables, equipment, and feedstocks and shall negotiate contracts as directed by the board.  Incumbent will advise the board on potential operational marketing contracts including all income producing or expense avoidance products and/or processes and shall negotiate contracts as directed by the board.

Plans for, hires, and directs plant staff and operations and logistics contractors in preparation for the safe and efficient development and operation of the plant.  Presents staffing concepts to the board for final consideration and approval and reports on hiring progress periodically but no less than quarterly.  Devises specific metrics for employee performance and maintains records and presents a summary to the board periodically, but no less than quarterly.

This task is further subdivided into subtasks. Items marked with an asterisks and number are significant milestones or events and form the basis for remuneration.  The expected completion dates are designated in the last column as semi-annual (sa) periods 1sa-4sa over the term of engagement.

1. Pre-operational planning
a. Strategy for consumables	*23	3sa
b. Contracts for grain procurement/other significant procurement	*24/a/b	4sa/4sa
c. Strategy for product/process marketing	*25	3sa
d. Contract for ethanol marketing/DDGS/CO2/other	*26a/b/c/d	4sa/4/4/4
e. Strategy for utility purchase/on contract	*27a/b	2sa/2

2. Staffing
a. Strategy for staffing	*28	3sa
b. Plant Manager hired	*29	4sa
c. Staff and employees hired (For start-up)	*30	4sa

3. Product Handling Management
a. Rail logistics plan	*31	3sa
b. Rail product handling operational	*32	4sa
c. Port logistics plan	*33	3sa
d. Port product handling operational	*34	4sa

Public Information and Community Outreach 20%

Plans for community information, serves as primary spokesperson, and prepares/maintains a public and private communication plan.  Advises the board on public perception and media control.  Prepares the board for significant public events through the use of talking points and message preparation. Addresses positive and negative publicity within the constraints set by the board.  Maintains a cognizance of public perception of the plant and strives to maintain an excellent public perception.

Maintains good relations with state, local, and federal officials.  Advises the board on legislative issues that could affect the plant.  Plans a communication strategy to keep the elected and other public officials informed on the plant development.  Maintains a cognizance of official perception of the plant and strives to maintain a superior perception.

Develops a strategy for community outreach in the region.

Organizes significant events such as plant groundbreaking and plant declaration of operational status so that a wide exposure is a potential and ensures mass media coverage.

OTHER SIGNIFICANT FACTS:

Performs other duties as assigned.

Responsible for carrying out assigned duties and responsibilities in a manner consistent with the safety, health, and environmental policies set forth by the board. Reports existing or potentially hazardous situations and close calls to the board and assists the board in eliminating these conditions.

Compensation Terms and Provisions

Base salary and expense allowances will be paid monthly.  Milestone payments and stock ownership will be paid/allotted semi-annually per the schedule above should the milestone be met timely.  If a milestone is not met per the schedule depicted then a pro-rated payment will be withheld pending milestone completion, but stock ownership will be forfeited.  The remuneration schedule is as follows:

Expense allowance	$1000 per month	Paid monthly
Salary	$4000 per month	Paid monthly
Milestone payments	Paid in semi-annual (sa) increments
1sa period	$5000	Validated/paid July 2007
2sa period	$10000	Validated/paid Dec 2007
3sa period	$5000	Validated/paid July 2008
4sa period	$10000	Validated/paid Dec 2008
Stock Ownership Incentives	Paid in semi-annual (sa) increments at $2/unit
1sa period	2500 units	Validated/awarded July 2007
2sa period	5000 units	Validated/awarded Dec 2007
3sa period	2500 units	Validated/awarded July 2008
4sa period	5000 units	Validated/awarded Dec 2008

Total available value for first year: $120000

Total available value for second year: $120000

IN WITNESS WHEREOF the undersigned have executed this Position Description and Pay Scale Agreement as of the 1st day of Jan 2007.

Tennessee Valley Agri-Energy, LLC		Philip Foster
Contractor

By:	/s/ Dennis Bragg
Signature

Its:	Vice - President
Title

By:	/s/ Philip Foster
Signature

Its:	Proj. Mgr. – Independent Contractor
Title